EXHIBIT 10.21

ASSET PURCHASE AGREEMENT

Among

A.M. & P.M. BROADCASTERS, LLC

LBI MEDIA, INC.

LIBERMAN BROADCASTING OF DALLAS, INC.

AND

LIBERMAN BROADCASTING OF DALLAS LICENSE CORP.

RELATING TO THE ACQUISITION OF KNOR(FM)

Dated March 18, 2004

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4.16	Employees.	15

4.17	Taxes.	16

4.18	No Interference with Signal.	16

ARTICLE V	REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI MEDIA	16

5.1	Status	16

5.2	No Defaults	16

5.3	Authorization	16

5.4	Brokers	17

5.5	Qualification as a Broadcast Licensee	17

5.6	Litigation	17

5.7	Approvals and Consents	17

5.8	Sufficiency of Funds	17

ARTICLE VI	COVENANTS OF SELLER	17

6.1	Affirmative Covenants of Seller	17

6.2	Negative Covenants of Seller	19

6.3	Lease Amendment	20

6.4	Agreement to Modify Pending Application	20

ARTICLE VII	ADDITIONAL AGREEMENTS	20

7.1	Application for Commission Consent; Other Consents	20

7.2	Mutual Right to Terminate	21

7.3	Buyer’s Right to Terminate	21

7.4	Seller’s Right to Terminate	21

7.5	Risk of Loss	22

7.6	Transfer Taxes and FCC Filings; Expenses; Bulk Sales.	23

ARTICLE VIII	CLOSING CONDITIONS	23

8.1	Conditions Precedent to Buyer’s Obligations	23

8.2	Conditions Precedent to Seller’s Obligations	25

ARTICLE IX	ITEMS TO BE DELIVERED AT THE CLOSING	26

9.1	Seller’s Performance at Closing	26

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9.2	Buyer’s Performance at Closing	27

ARTICLE X	INDEMNIFICATION	28

10.1	Indemnification by Seller	28

10.2	Indemnification by LBI Media and Buyer	29

10.3	Third-Party Claims	29

10.4	Holdback.	30

10.5	Survival of Representations and Warranties	30

ARTICLE XI	MISCELLANEOUS PROVISIONS	30

11.1	Notices	30

11.2	Benefit and Assignment	31

11.3	Public Announcements	32

11.4	Other Documents	32

11.5	Appendices	32

11.6	Attorneys’ Fees	32

11.7	Construction	32

11.9	Counterparts	34

11.10	Headings	34

11.11	Entire Agreement	34

EXHIBIT A	LEGAL OPINION OF SELLER’S COUNSEL	1

EXHIBIT B	LEGAL OPINION OF SELLER’S FCC COUNSEL	1

EXHIBIT C	LEGAL OPINION OF LBI ENTITIES COUNSEL	1

SCHEDULE I	Identification of Contracts to be Assumed
SCHEDULE II	List of all Permits and FCC Licenses
SCHEDULE III	List of Required Consents
SCHEDULE IV	Identification of Principal Items of Tangible Personal Property
SCHEDULE V	Insurance Coverage Maintained by Seller on the Purchased Assets
SCHEDULE VI	Identification of Intellectual Property
SCHEDULE VII	Prepaid Expenses

EXHIBIT A	Legal Opinion of Seller’s Counsel
EXHIBIT B	Legal Opinion of Seller’s FCC Counsel
EXHIBIT C	Legal Opinion of LBI Entities’ Counsel
EXHIBIT D	Form of Estoppel and Consent
EXHIBIT E	Form of Escrow Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 18 day of March, 2004, by and among A.M. & P.M. Broadcasters, LLC, a Texas limited liability company (“Seller”), on the one hand, and LBI Media, Inc., a California corporation (“LBI Media”); Liberman Broadcasting of Dallas, Inc., a California corporation (“LBI”); and Liberman Broadcasting of Dallas License Corp., a California corporation (“LBI Sub”), on the other. LBI and LBI Sub are referred to collectively as “Buyer.”

W I T N E S S E T H:

WHEREAS, Seller owns certain assets used or held for use in connection with the operation of radio station KNOR(FM), (93.7 FM, Krum, Texas) and its auxiliary facilities (the “Station”) and Seller desires to sell and assign to Buyer the Station and its related assets, and the licenses, permits and other authorizations issued by the Federal Communications Commission (the “FCC” or “Commission”) for or in connection with the operation of the Station, including any and all pending applications therefor (the “FCC Licenses”); and

WHEREAS, LBI Sub desires to acquire the FCC Licenses, and LBI desires to acquire from Seller all the other assets relating to the Station and all of its assets; and

WHEREAS, the FCC Licenses may not be assigned to LBI Sub without the prior written consent of the Commission.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Asset Purchase Agreement, and references to “Articles,” “Sections,” “Schedules” and “Exhibits” are to the Articles and Sections of this Agreement and to the Schedules and Exhibits attached hereto.

“Assignment Application” means the application which Seller and Buyer will join in and file with the Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

“Assumed Contracts” means only (i) those Contracts listed on Schedule I, (ii) any other contract which LBI specifically agrees to assume in connection with this Agreement in its sole discretion, and (iii) those Contracts entered into by Seller in the ordinary course of business between the date hereof and the Closing Date which LBI specifically agrees in writing to assume.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Closing Date” means (i) 5:00 p.m. PST on the 10th business day following the Final Order Day, or (ii) such other time mutually agreed to in writing by the Parties.

“Closing Place” means the offices of O’Melveny & Myers LLP, 400 South Hope Street, 15th Floor, Los Angeles, California 90071, or such other place mutually agreed to in writing by the Parties.

“Commission” has the meaning set forth in the recitals hereto.

“Communications Act” means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

“Contracts” means any agreement, written or oral, between Seller and any third party related to the Station or the Purchased Assets that creates a right or obligation for either side to make payment or provide goods or services or otherwise grants rights or creates obligations, including but not limited to advertising contracts and sales orders.

“Damages” means any and all claims, demands, liabilities, obligations, actions suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, of every kind and description, contingent or otherwise.

“Encumbrance” means any option, pledge, security interest, lien, charge, mortgage, claim, debt, liability, obligation, encumbrance or restriction (whether on voting, sale, transfer or disposition), whether imposed by agreement, understanding, law, rule or regulation; and, with respect to real property assets, including the Transmitter Buildings and Towers, it also means any leases, licenses or other occupancy agreements relating thereto or covering any portion thereof or any liens or encumbrances existing with respect to Seller’s interest under such documents.

“Entravision” means Entravision Communications Corporation, a Delaware corporation.

“Escrow Agent” means Commonwealth Land Title Company, a California corporation.

“Escrow Agreement” means the Corporate Custodial Agreement Relating to Earnest Money dated March     , 2004 executed by the Escrow Agent, LBI Media and Seller substantially in the form of Exhibit E attached hereto.

“Escrow Deposit” has the meaning set forth in Section 3.3.

“Excluded Assets” has the meaning set forth in Section 2.2.1.

“FCC” has the meaning set forth in the recitals hereto.

“FCC Licenses” has the meaning set forth in the recitals hereto.

“Final Order Day” means the date on which the Initial Grant has become a final order, which date shall be the forty-first day following issuance by the Commission of a public notice announcing the Initial Grant, unless the Initial Grant has during the preceding forty-day period become subject to any administrative or judicial stay, appeal, review, reconsideration or rehearing. In such a case, the Final Order Day shall not be deemed to occur until such administrative or judicial stay, appeal, review, reconsideration or rehearing shall have been resolved by a final, unappealable order (by the Commission or by a court of competent jurisdiction) which preserves intact the Initial Grant without any conditions materially adverse to Buyer.

“Governmental Authority” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

“Hazardous Substance” has the meaning set forth in Section 4.12.

“Holdback” has the meaning set forth in Section 3.1.1.

“Holdback Amount” shall mean $50,000.

“HSRA” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

“Indemnified Party” and “Indemnifying Party” have the meanings specified in Section 10.3.

“Initial Grant” means, with respect to the Assignment Application, the Commission’s written consent to the assignment of the FCC Licenses associated with the Station to LBI Sub pursuant to the Assignment Application (including without limitation, by the Audio Services Division or the Media Bureau by delegated authority) without any conditions materially adverse to any Party.

“Initial Grant Day” means the day on which the Commission publishes public notice of an Initial Grant with respect to the Assignment Application.

“Intellectual Property” has the meaning set forth in Section 4.13.1.

“LBI,” “LBI Media” and “LBI Sub” have the meanings specified in the first paragraph of this Agreement.

“Lease” means that Lease Agreement dated as of March 28, 2003 by and between Entravision and Seller.

“Leasehold Interests” means all right title and interest of lessee under the Lease.

“Letter of Intent” means that Letter Agreement dated February     , 2004 by and between Liberman Broadcasting, Inc. and Seller, as it may be amended from time to time.

“Party” means any of Seller, LBI Media, LBI or LBI Sub, as the context requires, and the term “Parties” means all such entities; provided, however, that Seller, on the one hand, and LBI Media and Buyer, on the other, shall each be considered a single Party for purposes of Sections 7.3, 7.4, 10.3 and 11.8.

“Permits” means the licenses, permits, approvals, authorizations, consents, variances and orders of any federal, state or local Governmental Authority used, useful or required in connection with the operation of the Station (including the FCC Licenses) and all pending requests and applications therefor, including without limitation those listed on Schedule II.

“Proceeds” has the meaning set forth in Section 7.5.1.

“Purchased Assets” means all the assets to be conveyed to Buyer by Seller pursuant to the terms of this Agreement.

“Real Property” means the Leasehold Interests.

“Required Consents” means the FCC consents to the assignment of the FCC Licenses and the other governmental consents, third-party consents, approvals or waivers in form and substance satisfactory to Buyer, necessary to sell, convey or otherwise sell or assign the Purchased Assets to Buyer, including without limitation those set forth on Schedule III.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Station” has the meanings set forth in the recitals hereto.

“Tangible Personal Property” has the meaning set forth in Section 2.1.1.

“Taxes” means all federal, state and local taxes (including income, profit, franchise, sales, use, real-property, personal-property, ad valorem, excise, employment, social-security and wage-withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

“Towers” means the radio broadcast towers located at the applicable Transmitter Site upon which is located the Station broadcast antenna.

“Transmitter Buildings” means the studio and transmitter buildings located at the Transmitter Sites.

“Transmitter Sites” means the transmitter and antenna sites located at the Real Property.

1.2 Knowledge. The term “knowledge,” as it relates to a Party, shall mean the knowledge of such Party after reasonable investigation, including due inquiry of such Party’s employees and contractors.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Assets to Be Conveyed. On the Closing Date at the Closing Place, Seller will sell, assign, convey, transfer and deliver (i) to LBI Sub, the FCC Licenses, the Permits and all applications therefor, together with any renewals, extensions, additions or modifications thereof, and (ii) to LBI, all (except the Excluded Assets) of Seller’s right, title and interest in and to the assets, properties and rights of every kind and nature, whether tangible or intangible, absolute or contingent, wherever located and used or usable in connection with the operation of the Station (which, together with the FCC Licenses, the Permits and applications therefor, are collectively referred to as the “Purchased Assets”). Such sale, assignment, conveyance, transfer and delivery is to be made by instruments of conveyance in form reasonably satisfactory to Buyer and is to be free and clear of all Encumbrances. The Purchased Assets include the following:

2.1.1 All tangible personal property, furniture, fixtures, improvements and office equipment and any other equipment used or useful in the operation of the Station (including without limitation all furniture and inventory in the Transmitter Buildings, the transmitter facilities, transmission lines (including the “Transmission Line” as defined in the Lease), all Towers, antennas, main and back-up transmitters, generators and antennas, STL’s, data links for transmitter telemetry, wireless microphone and other equipment and tangible personal property located or otherwise intended for use at the Transmitter Sites), all the principal items of which are listed on Schedule IV, together with any replacements thereof or additions thereto made between the date hereof and the Closing Date, less any retirements made in the ordinary and usual course of the Station’s business (collectively, the “Tangible Personal Property”);

2.1.2 The transmitter facilities located at the Transmitter Sites;

2.1.3 Seller’s Leasehold Interests;

2.1.4 All prepaid expenses made by Seller under the Assumed Contracts;

2.1.5 The Assumed Contracts and all of Seller’s rights thereunder relating to periods and events occurring on and after the Closing Date;

2.1.6 Such files, records and logs pertaining to any of the Purchased Assets or the operation of the Station as Buyer may reasonably require, including the Station’s public inspection files and other records relating to the FCC Licenses and other filings with the Commission; notwithstanding this conveyance, Buyer agrees to allow Seller reasonable access to such records of the Station as Seller may reasonably require from and after the Closing Date; and

2.1.7 All Intellectual Property.

2.2 Excluded Assets and Liabilities.

2.2.1 Excluded Assets. It is understood and agreed that the Purchased Assets do not include any assets of Seller that are not used or useful in the operation of the Station, cash (other than the amounts described in Section 2.1.4), cash equivalents, deposits made by Seller under any contracts (other than the amounts described in Section 2.1.4), accounts receivable of Seller, causes of action, tax refunds, insurance claims or proceeds, employee benefit plans, employment records and contracts with employees, in each case (for such accounts receivable, causes of action, tax refunds and insurance claim and proceeds, employee benefit plans, employment records and contracts with employees) accruing prior to the closing (all the foregoing of which are referred to as the “Excluded Assets”).

2.2.2 Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed by Buyer pursuant to Section 3.2, Buyer and LBI Media will not assume and will not be or become liable for, any liabilities or obligations of Seller of any kind or nature whatsoever, whether absolute, contingent, accrued, known or unknown, related to the ownership of the Purchased Assets, the Excluded Assets, the operation of the Station, Seller’s employees or otherwise.

ARTICLE III

PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT

3.1 Purchase Price. Subject to Section 7.5.3, the purchase price to be paid to Seller by Buyer for the Purchased Assets will be Fifteen Million Five Hundred Thousand Dollars ($15,500,000) plus the aggregate amount of prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts as set forth on Schedule VII less any accrued liabilities agreed to be assumed by Buyer minus the prorated FCC regulatory fees under Section 3.6 (the “Purchase Price”).

3.1.1 Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, (a) Buyer will pay Seller an amount equal to the Purchase Price minus the Escrow Deposit by wire transfer of immediately available funds in accordance with wire-transfer instructions to be provided by Seller to Buyer not less than five business days prior to the Closing Date, and (b) the Holdback Amount will be retained with the Escrow Agent, to be held under the Escrow Agreement in accordance with Section 3.1.4 hereof and the terms of the Escrow Agreement, in order to secure the indemnification obligations of Seller under Article X hereof and any other obligations of Seller under this Agreement and related documents (the “Holdback”).

3.1.2 Release of Escrow Deposit. Also on the Closing Date, concurrently with the wire transfer of the Purchase Price (minus the Escrow Deposit) in accordance with Section 3.1.1 above, Seller and LBI Media shall jointly execute and deliver to the Escrow Agent written instructions to deliver the entire Escrow Deposit (minus the Holdback Amount) to Seller, and the entire Escrow Deposit (including the Holdback Amount) shall be counted towards the Purchase Price.

3.1.3 Post-Closing Proration. Following the Closing Date, the Parties shall determine and make the prorations called for in Section 3.6.

3.1.4 Holdback

(a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Holdback in the Holdback Amount shall remain with the Escrow Agent pursuant to the Escrow Agreement. The Holdback will be held, maintained, administered and disbursed by the Escrow Agent in accordance with the terms and provisions hereof and of the Escrow Agreement, with the terms of the Escrow Agreement controlling in the event of any conflict.

(b) LBI Media and/or Buyer will submit claims to Seller by a written notice specifying the amount of the claim (or estimated amount if the claim is not reasonably quantifiable) and describing in reasonable detail the basis for the claim. If Seller does not notify LBI Media or Buyer, as the case may be, within 15 days after receiving such a notice of Seller’s objection to the claim, LBI Media and Seller shall at the end of such 15-day period execute and deliver to the Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to the claimed amount, as determined in accordance with this Section 3.1.4. If Seller gives notice of objection to LBI Media or Buyer, as the case may be, within the 15-day period and the Parties cannot reach agreement on the claim, LBI Media and Seller shall, at the end of such 15-day period, execute and deliver to the Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to the amount not in dispute, and the Parties will attempt in good faith to agree upon the amount in dispute. If the Parties cannot agree within thirty (30) days thereafter, the Parties will submit such dispute to arbitration. Within three business days of (i) reaching resolution of such dispute as to the amount (if any) that LBI Media and Buyer are entitled to (in the event that the parties reach resolution without submitting such dispute to an arbitrator) or (ii) an arbitrator determining the amount (if any) that LBI Media and Buyer are entitled to (in the event that such dispute is submitted to an arbitrator), LBI Media and Seller shall execute and deliver to Escrow Agent joint written instructions to deliver to Buyer from the Holdback an amount equal to such applicable amount. The failure to give notice of a claim hereunder will not constitute an election of remedies and will not limit LBI Media or Buyer in any manner in the enforcement of other remedies that may be available to it.

(c) On the one-year anniversary of the consummation of the transaction contemplated by this Agreement on the Closing Date, LBI Media and Seller shall execute and deliver to the Escrow Agent written instructions to deliver to Seller from the Holdback an amount equal to the Holdback Amount minus the sum of the aggregate amount previously paid since the Closing Date to satisfy claims asserted by LBI Media and/or Buyer and the aggregate amount required to satisfy claims asserted by LBI Media and/or Buyer since the Closing Date and previously resolved (to the extent the resolution calls for a payment to LBI Media and/or Buyer) or still pending on the date of such release, in each case pursuant to this Agreement.

3.2 Liabilities Assumed. As of the Closing Date, Buyer will assume and agree to pay, discharge and perform, all the obligations and liabilities of Seller under the Assumed Contracts insofar as they relate to the time period on and after the Closing Date and arise out of events occurring on or after the Closing Date.

3.3 Escrow Deposit. Concurrently with the execution and delivery of this Agreement, LBI Media has deposited Seven Hundred Fifty Thousand Dollars ($750,000) under the Escrow Agreement (together with any interest accrued on such amount, the “Escrow Deposit”). The Escrow Deposit will be held, maintained, administered and disbursed by the Escrow Agent in accordance with the terms and provisions hereof and of the Escrow Agreement, with the terms of the Escrow Agreement controlling in the event of any conflict. The Escrow Deposit will be disbursed as follows:

3.3.1 Delivery to Seller. If Buyer fails to consummate the purchase and sale contemplated by this Agreement under circumstances that would constitute a material breach by Buyer of this Agreement and if Seller is not then in breach of its representations, warranties or covenants hereunder in any material respect, then the Escrow Deposit, including accrued interest, will be delivered to Seller, it being understood and agreed that payment to Seller of the full amount of the Escrow Deposit will constitute full payment for any and all damages suffered by Seller by reason of LBI Media’s or Buyer’s failure to consummate the purchase and sale contemplated by this Agreement.

THE PARTIES ACKNOWLEDGE AND AGREE IN ADVANCE BY INITIALING THIS AGREEMENT IN THE SPACES PROVIDED [LBI MEDIA’S INITIALS     /s/ LDL  , BUYER’S INITIALS     /s/ LDL   AND     /s/ LDL  , AND SELLER’S INITIALS     /s/ REW  ] THAT THE ACTUAL DAMAGES SELLER WOULD SUFFER AS A RESULT OF BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO CALCULATE; THAT THE FULL AMOUNT OF THE ESCROW DEPOSIT IS A FAIR AND EQUITABLE AMOUNT TO REIMBURSE SELLER FOR ANY DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUSTAINED BY SELLER DUE TO BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1; AND THAT THIS SECTION 3.3.1 SHALL CONSTITUTE A LIQUIDATED-DAMAGES PROVISION, WHICH DAMAGES WILL BE SELLER’S SOLE REMEDY HEREUNDER IN THE EVENT OF LBI MEDIA’S OR BUYER’S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1.

3.3.2 Delivery to LBI Media. The Escrow Deposit shall be delivered to LBI Media if the purchase and sale contemplated by this Agreement is not consummated and Seller is not entitled to receive the Escrow Deposit in accordance with Section 3.3.1.

3.3.3 Treatment of Holdback. Upon consummation of the transaction contemplated by this Agreement, the Parties agree that the Holdback Amount will be retained by the Escrow Agent and will be subject to the terms set forth in Section 3.1.4 of this Agreement.

3.4 Buyer’s Remedies. If the purchase and sale contemplated by this Agreement is not consummated because of the breach by Seller of its representations, warranties or covenants hereunder in any material respect and if Buyer is not in breach of its representations, warranties or covenants hereunder in any material respect, Seller agrees that, in addition to any other rights and remedies available at law or in equity, LBI Media and Buyer shall have the following rights and remedies: (i) Buyer shall have the right to specific performance of Seller’s obligation to sell the Purchased Assets upon the terms and conditions set forth in this Agreement; (ii) LBI Media shall have the right to the return of the Escrow Deposit; and (iii) LBI Media and Buyer shall have the right to recover money damages for breach of this Agreement, including but not limited to, benefit of the bargain damages and compensation for transaction costs. The Parties agree that a remedy at law is inadequate and that damages are not adequate to compensate LBI Media and Buyer.

3.5 Allocation. At least five days prior to Closing Date, Buyer shall allocate the Purchase Price pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, subject to the approval of the Seller, whose consent shall not be unreasonably withheld.

3.6 Prorations. Other than the prepaid expenses set forth on Schedule VII, the operation of the Station and all income, expenses and liabilities attributable thereto through 11:59 p.m., PST, on the day immediately preceding the Closing Date will be for the account of Seller and thereafter for the account of LBI; and all income and expenses, including such items as power and utilities charges, rents, and other deferred items will be prorated between Seller and LBI in accordance with generally accepted accounting principles consistently applied, the proration to be made and paid, insofar as feasible, on the Closing Date, with a final settlement sixty days after the Closing Date, provided that, with respect to FCC regulatory fees, such fees shall be prorated on the Closing Date. Furthermore, no later than the final settlement date Buyer shall pay Seller the amount held as of the Closing Date as a security deposit under the Lease (in such amount as acknowledged by the lessor) on behalf of Seller that is transferred so that is is on behalf of Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES BY SELLER

Seller hereby represents and warrants to LBI Media and Buyer as follows:

4.1 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation. Seller has the requisite power and authority to enter into and complete the transactions contemplated by this Agreement. The only members of Seller are Richard Witkovski, Ralph Kerr and Ken Mok, who hold a 60% interest, a 20% interest and a 20% interest in the Seller, respectively.

4.2 Authorization. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement; the Escrow Agreement; and other agreements, documents and instruments being executed by the Seller in connection herewith or therewith and to approve the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by Seller. This Agreement; the Escrow Agreement; and other agreements, documents and instruments executed by Seller in connection herewith or therewith has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to their respective terms.

4.3 FCC Licenses.

4.3.1 The FCC Licenses (all of which are listed on Schedule II) constitute all the Permits required for and used in connection with the Purchased Assets and the operation of the Station. No waivers of the Communications Act are necessary in order to permit Seller’s ownership and operation of the Purchased Assets or the Station. Seller is the holder of all the FCC Licenses. Other than the Initial Grant of the Assignment Application, no additional order or grant is required from the FCC to consummate the assignment of the FCC Licenses to LBI Sub. Schedule II correctly sets forth the expiration date of each FCC License. Except as set forth on Schedule II, each FCC License is validly issued and in full force and effect. Seller has taken all actions and performed all of its respective obligations that are necessary to maintain the FCC Licenses without adverse modification or impairment, and complete and correct copies of the FCC Licenses have been delivered to Buyer. To Seller’s knowledge, no event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal or termination of, or any order of forfeiture with respect to, any FCC License or (ii) materially and adversely affects or in the future may materially and adversely affect any rights of Seller or any of its assignees or transferees thereunder. None of the FCC Licenses requires that any assignment thereof must be approved by any public or other Governmental Authority other than the FCC.

4.3.2 Seller is not a party to, and there are no notices of apparent liability, violations, forfeitures, notices of violation, orders to show cause or other orders or, to Seller’s knowledge, any investigations or complaints, issued by or pending before any court or regulatory body, including, without limitation, the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) that could in any manner threaten or adversely affect the validity or continued effectiveness of, or result in the adverse modification of, any of the FCC Licenses. In the event Seller learns of any such action or the filing or issuance of any such order, notice or complaint, Seller promptly will notify Buyer of the same in writing and will take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice or complaint. The Station is now operating at its licensed power and antenna height, in accordance with the FCC Licenses, and is in compliance with the rules and regulations of the FCC and the Communications Act, including, without limitation, those rules governing the location of the Station’s respective main studios and rules governing the required contents of the Station’s respective public-inspection files. Seller has no reason to believe that the FCC Licenses will not be renewed in the ordinary course.

4.3.3 None of the Purchased Assets, including the facilities used in connection with the radio broadcasting operations of Seller relating to the Station (including the Leasehold Interest, the Transmitter Buildings, the Transmitter Sites and the Towers), violate the provisions of any applicable building codes; fire regulations; building restrictions; or other governmental ordinances, orders or regulations (including, without limitation, any applicable regulation of the Federal Aviation Administration) except where such violation could not impair, impede or affect the continued, uninterrupted operation of the Station and could not otherwise have an adverse effect on the owner or operator of such Purchased Assets or such facilities; provided, that such representations are only to Seller’s knowledge with respect to the Towers. Each such facility (including the Real Property) is zoned to permit the commercial uses intended by the owner or occupier thereof. Schedule II identifies any outstanding variances or special use permits materially affecting any of Seller’s facilities or the uses thereof and Seller is in compliance therewith. Seller has received no notice of any complaint being made against the Station or the Real Property relating to its Tower, its Transmitter Site, its Transmitter Building or Seller’s operation of the Station (including, without limitation, any complaint relating to the signals broadcast or otherwise transmitted from any Tower, either by Seller or by any person subleasing a portion of any Tower) except where such complaint would not impair, impede or affect the continued, uninterrupted operation of the Station; provided, that such representations are only to Seller’s knowledge with respect to the Towers. To the knowledge of Seller, each Tower has been appropriately registered with the Commission, as described in Schedule II.

4.3.4 Seller is qualified to sell the Station and to assign the FCC Licenses in accordance with the terms of this Agreement and in compliance with the Communications Act. Seller does not know of any person who has expressed any intention to oppose FCC approval of the assignment of the FCC Licenses to LBI Sub, nor does Seller know of any reason why FCC consent to such assignment might be denied or delayed.

4.3.5 Each report or certification filed by or on behalf of Seller with the FCC, including, without limitation, Seller’s payment of annual FCC regulatory fees, any filing pursuant to 47 C.F.R. § 73.3615 with respect to its ownership of the Station and any other filing relating to the Station, was timely filed, and was at the time of filing true, correct and complete in all respects. There have been no changes in the ownership of the Station since the filing of the most recent such ownership reports or certifications, and those ownership reports and certificates are true, correct and complete in all respects.

4.3.6 The operation of the Station by the Seller does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the applicable limits stated in 47 C.F.R. § 1.1310.

4.4 Purchased Assets. All material items of the Purchased Assets used in the operation of the Station is listed and described in Schedule IV to this Agreement. No other affiliate of Seller (including without limitation direct or indirect subsidiaries of Seller) owns or has any rights, title or interest in any Purchased Assets or is in any way involved with the operation of the Station. On the Closing Date, Seller will have good and valid title to the Purchased Assets, free and clear of all Encumbrances, other than the Encumbrances described in Schedule III, which Encumbrances will be released on the Closing Date concurrently with the closing. Upon consummation of the transactions set forth in this Agreement, Buyer will have good and valid title to the Purchased Assets, free and clear of all Encumbrances (other than liens granted to Buyer’s lenders). Schedule III sets forth each release and the UCC Termination Statements that are required in order to release such Encumbrances on the Closing Date. Schedule III also sets forth all UCC Financing Statements and mortgages that have been filed against any Purchased Asset. Seller has received no notice of noncompliance with any restriction or Encumbrance encumbering the Real Property, including the Leasehold Interest. Seller has maintained and has operated the Real Property, each Transmitter Site, each Transmitter Building and the Station under and in accordance with the terms of all applicable regulations. To Seller’s knowledge, the owner of the Tower has maintained and has operated the Tower under and in accordance with all applicable regulations. Seller is not aware of any complaints regarding the Real Property, Transmitter Sites, the Towers, the Transmitter Buildings, the antennas, the radio transmitters, the studio facilities or any other facilities included in the Purchased Assets. There is no pending or, to the knowledge of Seller, threatened action, event, transaction or proceeding that could interfere with the quiet enjoyment or operation of the Purchased Assets (including the Real Property) by Seller or, on and after the Closing Date, by Buyer. There are no other persons which have any rights to use the Transmitter Sites or to occupy or use the Transmitter Buildings or the Real Property, whether by lease, sublease, easement, license or other instrument. Other than other lessees of the Tower and Entravision, to Seller’s knowledge there are no other persons which have any rights to use the Tower, whether by lease, sublease, easement, license or other instrument. Following the closing, Buyer will have reasonable access to each of the Transmitter Sites and a continuous means of ingress and egress thereto from public roads. The items of Tangible Personal Property are, in all material respects, in good operating condition for equipment of their age and usage (ordinary wear and tear excepted). The technical equipment, constituting a part of the Tangible Personal Property, has been maintained in accordance with the Station’s past practice and is operating and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the FCC Licenses and Permits. The Purchased Assets include all the Permits, personal property, real property and assets, including real-estate rights, necessary to conduct the operation of the Station as now conducted.

4.5 Insurance. Seller now has in force insurance on the Purchased Assets as set forth in Schedule V, and Seller will continue the present insurance at the present limits in full force and effect up through the Closing Date.

4.6 Litigation. No litigation, action, suit, judgment, proceeding or, to the knowledge of Seller, investigation relating to the Station or the Purchased Assets is pending or outstanding before any forum, court, or governmental body, department or agency of any kind to which Seller or the Station is subject or is a party and, to the knowledge of Seller, no such litigation, action, proceeding or investigation is threatened.

4.7 Contracts. Seller has delivered to Buyer true and complete copies of all Contracts, including the Assumed Contracts. The Assumed Contracts will be enforceable by Buyer after the consummation of the transaction contemplated hereby in accordance with their respective terms. Seller has not taken any action that would impair the enforceability of the Assumed Contracts and has not omitted to take any action, the omission of which would have such effect. There are no material defaults under any of the Assumed Contracts, and the consummation of the transaction contemplated hereby will not cause any defaults under any of the Assumed Contracts. Schedule I sets forth all the relevant documents to which Seller is a party with respect to the Real Property, true, correct and complete copies of which have been delivered to Buyer.

4.8 Insolvency. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, including the Purchased Assets, are pending or, to the knowledge of Seller, threatened.

4.9 Reports. All material returns, reports and statements currently required to be filed by Seller with the Commission or with any other governmental agency have been filed, and each such return, report and statement is true, correct and complete in all material respects. Seller has complied in all material respects with the reporting requirements of the Commission and other governmental authorities having jurisdiction over the Station and their respective operations.

4.10 No Defaults. Neither the execution, delivery and performance by Seller of this Agreement, the Escrow Agreement and the other agreements, documents and instruments being executed by Seller in connection herewith or therewith nor the consummation by Seller of the transaction contemplated hereby or thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of Seller, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease, license or other instrument to which Seller is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of the Purchased Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or

(iv) violate or constitute a breach of any Assumed Contract. The execution, delivery and performance by Seller of this Agreement, the Escrow Agreement, and the other agreements, documents and instruments being executed by Seller in connection herewith or therewith do not require the consent of any third party other than as listed on Schedule III (which schedule shall set forth the document under which the consent was required), and a full and complete copy of such consent is attached hereto as Annex A to Schedule III.

4.11 Disclosures. No covenant, representation or warranty by Seller and no written statement, certificate, appendix or Schedule furnished by Seller pursuant hereto or in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading.

4.12 Environmental Compliance. To Seller’s knowledge (i) Seller has not, in connection with its business or assets, including the Purchased Assets, generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any applicable environmental law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the Purchased Assets, the Real Property or the operation of the Station or, to the knowledge of Seller, in any properties within 100 yards of its business which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (iii) to the knowledge of Seller, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with the operation of the Station or any facility included in the Purchased Assets or the Real Property; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the operation of the Station or the Real Property has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. As used herein, “Hazardous Substance” means any of the substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

4.13 Intellectual Property.

4.13.1 Schedule VI contains a true and complete list of all patents and trademarks, service marks, station names, alternative station names, slogans, trade names, logos, jingles, assumed names, fictional business names, copyrights, licenses, permits, authorizations and other similar intellectual property rights and interests applied for, issued to or presently owned or used by Seller (other than the programming and its contents used but not owned by Seller) which are material to the operation of the Station, including the call letters “KNOR(FM)” and any other call signs (together with the goodwill associated therewith, the “Intellectual Property”). Except as set forth on Schedule VI and subject to the authority of the FCC, Seller has good and marketable title to all of the Intellectual Property, free and clear of all Encumbrances. To the extent indicated on Schedule VI, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, as appropriate, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement and for the operation of the Station. Except as set forth on Schedule VI, all requisite renewals and affidavits of use have been filed with respect to each of the registrations set forth in Schedule VI, and each is presently in full force and effect, and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

4.13.2 Except as set forth on Schedule VI, Seller is the sole and exclusive owner of the Intellectual Property, has the sole and exclusive right to use the trade names and trademarks included in the Intellectual Property and has received no notice from any other person or entity pertaining to or challenging the right of Seller to use any of the Intellectual Property or any rights thereunder.

4.13.3 Except as set forth on Schedule VI, Seller has not violated or infringed any patent, trademark, trade name, jingle, assumed name, fictional business name, copyright, license, permit or other similar intangible property right or interest held by others or any license or permit held by Seller.

4.13.4 Except as set forth on Schedule VI, (i) Seller has not granted any license or other rights and has no obligations to grant licenses or other rights to any of the Intellectual Property; and (ii) Seller has not made any claim of any violation or infringement by others of its rights to or in connection with any of the Intellectual Property, and there is no basis for the making of any such claim.

4.13.5 Except as set forth on Schedule VI, there are no proceedings, either pending or threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any pending application with respect to any Intellectual Property.

4.14 Brokers. No agent, broker, investment or commercial banker, person, or firm acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker, finder or financial-advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than George Moore & Associates, whose fee shall be paid by Seller.

4.15 Prepaid Expenses. All prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts are set forth on Schedule VII.

4.16 Employees. Seller has complied with all FCC requirements with respect to employees.

4.17 Taxes. All Tax reports and returns required to be filed by Seller or relating to the Purchased Assets have been filed with the appropriate Governmental Authority, and there have been paid all Taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such Taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than Taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or any unresolved examinations or audit issues with respect to Seller’s federal, state or local Tax returns. All additional Taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller’s knowledge, there are no pending claims or proceedings relating to, or asserted for, Taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

4.18 No Interference with Signal. Seller has not received any complaints of actual, harmful interference arising from the Station’s signal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI MEDIA

LBI Media and Buyer represent and warrant to Seller as follows:

5.1 Status. Each of LBI Media, LBI and LBI Sub is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. LBI Media and Buyer each have the requisite corporate power to enter into and perform its obligations.

5.2 No Defaults. Other than the consents set forth on Schedule III with respect to Buyer, neither the execution, delivery and performance by LBI Media or Buyer, as applicable, of this Agreement, the Escrow Agreement, and the other agreements, documents and instruments being executed by LBI Media or Buyer in connection herewith or therewith nor the consummation by Buyer of the transaction contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of LBI Media or Buyer, (ii) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease or other instrument to which LBI Media or Buyer is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of its assets, except for agreements, indentures and instruments related to the financing of the transaction contemplated by this Agreement, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to LBI Media or Buyer, or (iv) result in the creation or imposition of any Encumbrance on the Station or the Purchased Assets, except for liens, charges or encumbrances relating to the financing of the transaction contemplated by this Agreement.

5.3 Authorization. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, and other agreements, documents and instruments being executed by LBI Media or Buyer in connection herewith or therewith and to approve the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by LBI Media and Buyer. Each of this Agreement, the Escrow Agreement, and other agreements, documents and instruments executed by LBI Media or Buyer in connection herewith or therewith has been duly and validly authorized, executed and delivered by LBI Media and Buyer and constitutes the legal, valid and binding obligation of LBI Media and Buyer, enforceable against LBI Media and Buyer as the case may be in accordance with and subject to their respective terms.

5.4 Brokers. No agent, broker, investment or commercial banker, person, or firm acting on behalf of LBI Media or Buyer or under the authority of LBI Media or Buyer is or will be entitled to any broker, finder or financial-advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than John Saunders, whose fee shall be paid by LBI Media or Buyer.

5.5 Qualification as a Broadcast Licensee. Neither LBI Media nor Buyer knows of any fact that would, as of the date hereof, under the Communications Act, disqualify Buyer as owner, operator and licensee of the Station.

5.6 Litigation. There are no suits, legal proceedings or investigations of any nature pending or, to the knowledge of LBI Media or Buyer, threatened against or affecting it that would affect the ability of LBI Media or Buyer to carry out the transaction contemplated by this Agreement.

5.7 Approvals and Consents. To knowledge of LBI Media or Buyer, the only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by LBI Media or Buyer in connection with the consummation of the transaction contemplated by this Agreement are identified on Schedule III.

5.8 Sufficiency of Funds. LBI or Buyer has available, or has made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to enable it to pay the Purchase Price to Seller on the Closing Date in accordance with this Agreement.

ARTICLE VI

COVENANTS OF SELLER

6.1 Affirmative Covenants of Seller. Between the date hereof and the Closing Date, except as otherwise expressly permitted by this Agreement:

6.1.1 Maintenance. Seller will continue to operate the Station and the Purchased Assets in substantial conformity with past practices, and in conformity with the FCC Licenses and the Communications Act and will continue to maintain the Towers in good working order and condition and in compliance with all laws and shall continue to perform all of its obligations under the Lease.

6.1.2 Preserve Relations. Seller will use its reasonable efforts to preserve the business of the Station and good relations with the counterparty under any Assumed Contract, with owners of property adjacent to or in the area of the Real Property, the Transmitter Sites, the Transmitter Buildings, the Towers and others having business relations with Seller in connection with the Station or the Purchased Assets (including but not limited to lessors, advertisers, clients, service providers and municipalities).

6.1.3 Reasonable Access. Following reasonable advance notification, Seller will provide Buyer and representatives of Buyer with reasonable access to the employees and the properties, titles, contracts, books, files, logs, records and affairs of the Station and the Purchased Assets, and Seller will furnish or will cause to be furnished such additional information concerning the Station and the Purchased Assets as Buyer may from time to time reasonably request. Seller agrees that a request by Buyer at least three business days prior to a visit by personnel of Buyer to the Station during normal business hours shall constitute reasonable advance notification, and Seller shall use its best efforts to make available the documents and the personnel Buyer indicates that its personnel would like to see during such visit.

6.1.4 Obtain Consents. Seller shall obtain the consent of Entravision to the assignment of the Lease to the Buyer or LBI as written.

6.1.5 Books and Records. Seller will maintain the books and records of the Station consistent with past practices.

6.1.6 Insurance. Seller will maintain in force the existing insurance policies identified on Schedule V or reasonably equivalent policies. Seller will use the proceeds of any claims for loss payable under such insurance policies to repair, replace, or restore any of the Purchased Assets destroyed prior to the Closing Date by fire and other casualties to their former condition as soon as possible after the loss.

6.1.7 Notification. Seller will promptly, upon learning of the same, notify Buyer of any order to show cause, notice of violation, notice of apparent liability or of forfeiture, or the filing or threat of filing of any complaint against the Station the Real Property or any of the Purchased Assets or against Seller in connection with the Station, the Real Property or any of the Purchased Assets, occurring between the date hereof and the Closing Date, and Seller will respond to any action, order, notice or complaints, and implement procedures to ensure that the complaints or violations will not recur. Without limiting the generality of the foregoing, Seller will also, promptly upon learning of the same, notify Buyer of any complaint being made against the Station, the Real Property or any of the Purchased Assets relating to its Tower, Transmitter Site, Transmitter Building or Seller’s ownership or operation of the Station, the Real Property or any of the Purchased Assets (including, without limitation, any complaint related to the signals broadcast or otherwise transmitted from such Tower, either by Seller or by any person subleasing a portion of such Tower) and of any invoice unpaid by the Station or by Seller in connection with the Station that remains unpaid 60 days after the applicable due date of such invoice.

6.1.8 Contracts. Seller will not enter into any Contract relating to the Station which obligates the Seller to provide programming, advertising or any other services of a duration longer than a month to month basis, or any contract whatsoever which obligates the Station to expend more than $2,500 in cash, goods or services, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

6.1.9 Transition Assistance. Seller will use its best efforts to assist Buyer in transitioning to Buyer third party provided services such as utilities, phone service, etc.

6.2 Negative Covenants of Seller. From the date hereof through consummation of the transaction contemplated hereby on the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:

6.2.1 Encumbrances. Create or assume any Encumbrance on any of the Purchased Assets, whether now owned or hereafter acquired, unless discharged or terminated and fully released prior to the Closing Date;

6.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business;

6.2.3 Call Letters. Change the Station’s call letters or modify the Station’s facilities in any material respect;

6.2.4 Modification of Contracts. Amend or terminate any of the Assumed Contracts (or waive any substantial right thereunder);

6.2.5 Rights. Cancel or compromise any claim or waive or release any right of Seller relating to the Purchased Assets, except in the ordinary course of business consistent with past practice;

6.2.6 FCC Licenses and Permits. Cause or permit, by any act or failure on its part, the FCC Licenses or Permits to expire or to be surrendered or modified; take any action which would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses or Permits; fail to prosecute with due diligence any pending applications to any Governmental Authority in connection with the ownership and operation of the Station or any of the Purchased Assets; or take any other action within Seller’s control which would result in the Station or any of the Purchased Assets being in non-compliance with the requirements of the Communications Act or any other applicable law material to the ownership and operation of the Station and the Purchased Assets; or

6.2.7 No Inconsistent Action. Take any other action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

6.3 Lease Amendment. If LBI or Buyer obtains the agreement (verbal or otherwise) of Entravision to modify the Lease to permit the lessee to broadcast Spanish language programming while under the Lease, Seller agrees to so amend the Lease upon LBI’s request, so long as such amendment is not conditioned upon any changes to the Lease that are materially adverse to the Seller, including any change to the Lease rent payable by Seller. Notwithstanding any other provision in this Agreement, however, any failure of Buyer to obtain such agreement of Entravision shall not constitute a default by Seller, nor shall Buyer obtaining such agreement of Entravision be a condition precedent to Buyer’s obligations under this Agreement, nor does Seller represent or warrant that such an agreement of Entravision can be reached.

6.4 Agreement to Modify Pending Application. If LBI or Buyer obtains the agreement of the licensee of KLKX(FM), 93.5 FM, Breckenridge, TX to modify its Class C2 Facilities so as to permit the Station to operate on Channel 229C0 from a new antenna and transmitter site as chosen by Buyer, Seller agrees to amend Seller’s pending FCC modification application to upgrade the Station to Class C0 upon the request of and in the manner requested by Buyer.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Application for Commission Consent; Other Consents.

7.1.1 FCC Consent. Buyer and Seller agree to proceed as expeditiously as is practical and, in no event later than ten business days after the execution hereof by Buyer and Seller, to file or cause to be filed the Assignment Application requesting FCC consent to the transaction contemplated by this Agreement. The Parties agree that the Assignment Application will be prosecuted in good faith and with due diligence, including cooperating with all requests of the Commission and filing amendments and responses as appropriate. The Parties acknowledge that this Agreement, including Schedules and Exhibits, will have to be filed with the FCC. The Parties further acknowledge that the Assignment Application may have to be amended from time to time prior to the date it is granted to reflect any changes resulting from Buyer’s financing and related arrangements.

7.1.2 Other Governmental Consents. Promptly, but not later than ten business days following the filing of the Assignment Application, the Parties will proceed to prepare and file with all other appropriate Governmental Authorities (if any), such other requests for approval or waiver as may be required from such Governmental Authorities to permit the transfer of the FCC Licenses, Permits and the Purchased Assets, or as otherwise required in connection with the transaction contemplated hereby. The Parties will jointly, diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The Parties hereby acknowledge that no filings will be required under the HSRA because both the Purchase Price and the fair market value of the Purchased Assets and Assumed Contracts are less than $50,000,000.

7.1.3 Control of the Station. The purchase and sale transaction contemplated by this Agreement shall not be consummated until the Closing Date. Between the date of this Agreement and the Closing Date, Buyer, its employees or its agents, shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of the Station, but such operation will be the sole responsibility and in the complete discretion of Seller. Until the Closing Date, Buyer’s interest in the Station is limited to its rights under this Agreement and the Assignment Application.

7.2 Mutual Right to Terminate. Subject to the provisions of Section 7.5.2, if the purchase and sale transaction contemplated by this Agreement has not occurred on or before the 12 month anniversary of the date hereof, either Buyer or Seller, if such Party is not materially in default hereunder in a manner which has delayed the occurrence of the purchase and sale transaction contemplated by this Agreement, may terminate this Agreement upon five days’ written notice to the other Party.

7.3 Buyer’s Right to Terminate. Buyer, at its option, may terminate this Agreement, so long as Buyer is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

7.3.1 The FCC Licenses or other Permits are modified, or their terms substantially modified, resulting in an adverse change in Buyer’s ability to operate the Station; provided, however that any modification of the FCC Licenses resulting from FCC action on the pending application to upgrade the Station from a Class C1 to a Class C0 shall not be considered an adverse change;

7.3.2 The Assignment Application is designated for a hearing before an administrative law judge;

7.3.3 The FCC institutes revocation-of-license proceedings against the Station; or

7.3.4 Seller is in material breach of this Agreement ten business days after Buyer has given Seller written notice of breach; and Seller has not commenced or continued to prosecute diligently a cure therefore, or such breach is or becomes incurable.

7.4 Seller’s Right to Terminate. Seller, at its option, may terminate this Agreement, so long as Seller is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

7.4.1 The Assignment Application is designated for a hearing before an administrative law judge; or

7.4.2 Buyer is in material breach of this Agreement ten business days after Seller has given Buyer written notice of breach; and Buyer has not commenced or continued to prosecute diligently a cure therefore, or such breach is or becomes incurable.

7.5 Risk of Loss.

7.5.1 The risk of loss and damage, whether by force majeure or for any other reason, to the Purchased Assets or the operation of the Station between the date of this Agreement and the Closing Date will be on Seller. Seller shall take all reasonable steps to repair, replace and restore the Purchased Assets as soon as possible after any loss or damage. It is understood and agreed that all insurance proceeds with respect thereto (“Proceeds”) will be applied to or reserved for such replacement, restoration or repair, but that Seller will have no obligation to repair, replace or restore in excess of the Proceeds (plus any applicable deductible payment), and that Buyer’s sole remedies if Seller elects not to fully repair, replace or restore will be (i) to terminate this Agreement, in which case the Escrow Deposit will be delivered to LBI Media, or (ii) to close in accordance with Section 7.5.3 below.

7.5.2 In the event of any event or any damage to the Station or any Purchased Assets that prevents broadcast transmissions of the Station in the normal and usual manner and substantially in accordance with the FCC Licenses (other than scheduled, ordinary-course maintenance), Seller will give prompt notice thereof to Buyer, and Buyer, in addition to its other rights and remedies, will have the right to postpone the Closing Date until transmission, in accordance with the FCC Licenses, has been resumed. The postponed Closing Date will be any date within the effective period of the FCC’s consent to assignment of the FCC Licenses to LBI Sub as Buyer may designate by not less than five business days’ prior written notice to Seller. During the period of postponement, Seller shall use its best efforts to resume broadcast transmissions. In the event transmission in accordance with the FCC Licenses cannot be resumed within the effective period of the FCC’s consent to assignment of the FCC Licenses to LBI Sub, at Buyer’s request, the Parties will join in requesting the FCC extend the effective period of its consent for one or more periods not to exceed 120 days in the aggregate. If transmission in accordance with the FCC Licenses has not been resumed so that the Closing Date does not occur within such extended period, or any agreed extension thereof, Buyer will have the right, by giving written notice to Seller within five business days after the expiration of such 120-day period, or any agreed extension thereof, to terminate this Agreement forthwith without any further obligation, in which case the Escrow Deposit will be delivered to LBI Media.

7.5.3 If any loss of or damage to the Purchased Assets (including but not limited to the Leasehold Interest, any Tower or any Transmitter Building) occurs prior to the Closing Date, and if full repair, replacement or restoration of all Purchased Assets has not been made on or before the Closing Date (as the Closing Date may be extended as provided in Section 7.5.2) or the cost thereof is greater than the Proceeds (plus any applicable deductible), then Buyer will be entitled, but not obligated, to accept the Purchased Assets in their then-current condition and will receive an abatement or reduction in the Purchase Price in an amount equal to the difference between the amount necessary to fully repair or replace the damaged Purchased Assets and the amount of the unused Proceeds, in which case Buyer will be entitled to all the unused Proceeds and payment of the deductible amount. If Buyer elects to accept damaged Purchased Assets at a reduced Purchase Price, the Parties agree to cooperate in determining the amount of the reduction to the Purchase Price in accordance with the provisions hereof.

7.6 Transfer Taxes and FCC Filings; Expenses; Bulk Sales.

7.6.1 Transfer Taxes; FCC Filings. All federal, state or local excise, sales or use taxes, or similar taxes and other costs imposed on or in connection with the sale, purchase or transfer of the Purchased Assets and assumption of the Assumed Contracts by Buyer pursuant hereto will be borne by Seller. All FCC filing fees will be shared equally by Buyer and Seller.

7.6.2 Expenses. Except as otherwise provided herein, Buyer and Seller shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and consummation of the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel.

7.6.3 Compliance with Bulk Sales Laws. Any loss, liability, obligation or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk-sales laws applicable to the transfer of the Purchased Assets as contemplated by this Agreement will be borne by Seller.

7.7 Invoices. If advertisers whose advertisements air on the Station on or after the Closing Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Seller rather than to Buyer with respect to such post-Closing date advertisements, Seller shall hold such amounts in trust for Buyer, shall promptly notify Buyer of the receipt of such funds and shall forward such amounts to Buyer within five business days. If advertisers whose advertisements aired on the Station prior to the applicable Effective Date make payments prior to, on or after the consummation of the transactions contemplated by this Agreement to Buyer rather than to Seller with respect to such pre-Closing Date advertisements, Buyer shall hold such amounts in trust for Seller, shall promptly notify Seller of the receipt of such funds and shall forward such amounts to Seller within five business days.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Buyer:

8.1.1 Commission Approval. The definition of Closing Date shall have been satisfied.

8.1.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date except as specifically contemplated by this Agreement.

8.1.3 Performance. Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date. There shall not have been any material adverse change in the Station or the Purchased Assets, or any damage, destruction or loss materially and adversely affecting the Purchased Assets or the operation of the Station.

8.1.4 FCC Licenses. Seller shall be the holder of the FCC Licenses, and there shall not have been any modification of any of the FCC Licenses or any modification of FCC rules, regulations or policies affecting the class of holders of FCC licenses to which Seller belongs as the holder of the FCC Licenses, that has or is reasonably likely to have a material, adverse effect on the Station or, after the Closing Date, the conduct of its operations by Buyer. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, impair or modify adversely any of the FCC Licenses specifically or such class of holders generally.

8.1.5 Consents. All Required Consents shall have been obtained and delivered to Buyer. Such Required Consents shall include, without limitation, executed consents and releases in form and substance reasonably satisfactory to Buyer from Stillwater National Bank and Trust Company consenting to the transaction contemplated hereby and releasing their Encumbrances relating to the Purchased Assets (together with executed UCC termination statements, amendments to UCC financing statements, mortgage reconveyances for each mortgage filed against the Leasehold Interest, if any and other documents and instruments implementing such release). In addition, the lessor under the Lease shall have executed and delivered to Buyer estoppels and consents substantially in the form attached hereto as Exhibit D with respect to the Lease (including confirmation that the lease is in full force and effect and no defaults exist thereunder and confirmation of the terms of the Lease).

8.1.6 Litigation and Insolvency. Except for matters affecting the radio-broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court, or governmental body, department or agency of any kind, relating to the Purchased Assets or the ownership or operation of the Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement, or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, shall be pending, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

8.1.7 Deliveries. All deliveries required under Section 9.1 shall have been completed to the satisfaction of Buyer (including issuance of the legal opinions).

8.2 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of Seller:

8.2.1 Commission Approval. The condition set forth in Section 8.1.1 shall have been satisfied.

8.2.2 Representations and Warranties. All representations and warranties of LBI Media and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except as specifically contemplated by this Agreement.

8.2.3 Performance. LBI Media and Buyer shall each have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date.

8.2.4 Litigation and Insolvency. Except for matters affecting the radio-broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, reorganization, receivership, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

8.2.5 Deliveries. All deliveries required under Section 9.2 shall have been completed to the satisfaction of Seller (including issuance of the legal opinions).

ARTICLE IX

ITEMS TO BE DELIVERED AT THE CLOSING

9.1 Seller’s Performance at Closing. On the Closing Date at the Closing Place, Seller shall have executed and delivered to Buyer all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel, effecting the sale, transfer, assignment and conveyance of the Purchased Assets to Buyer including, without limitation, the following:

9.1.1 One or more bills of sale conveying to LBI all of the Tangible Personal Property and Intellectual Property to be acquired by Buyer hereunder;

9.1.2 An assignment assigning to LBI Sub the FCC Licenses;

9.1.3 An assignment assigning to LBI each of the Assumed Contracts together with the Required Consents and the original copies of the Assumed Contracts;

9.1.4 The data, documents, copies, files, records and logs referred to in Section 2.1.6 (Seller shall have transferred data from Seller’s computer systems to Buyer’s computer systems to the extent provided in Section 2.1.6);

9.1.5 Proof of payment of prepaid expenses made by Seller for services to be provided to the Station after the Closing Date under the Assumed Contracts;

9.1.6 Opinions of Seller’s counsel and Seller’s FCC counsel, each dated as of the Closing Date substantially in the form of Exhibits A and B together with such changes as Buyer’s lenders shall reasonably require;

9.1.7 Copies of resolutions of Seller, executed by all members of Seller and certified by an officer or managing member, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, and the transaction contemplated hereby and thereby;

9.1.8 A certificate, dated as of the Closing Date, executed by the President and Chief Executive Officer of Seller, to the effect that, (i) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement; (ii) Seller has complied with or performed all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date; (iii) all Required Consents have been obtained by Seller and delivered to Buyer; (iv) except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to the knowledge of Seller, threatened before any forum, court, or governmental body, department or agency of any kind relating to the operation of the Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (v) to the knowledge of Seller, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its material assets or properties is pending, and Seller has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; (vi) the aggregate amount of advance payments by advertisers and other advance payments for services to be provided by or for the Station after the applicable Effective Date under the Assumed Contracts referred to in Section 2.1.4 equals the amount paid to Buyer pursuant to Section 9.1.5; and (vii) Seller has performed the requirements of this Section 9.1;

9.1.9 Written instructions to deliver the Escrow Deposit minus the Holdback to Seller executed by Seller; and

9.1.10 Such other instruments of transfer, documents or certificates requested by Buyer as may be necessary or appropriate to transfer to and vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets or as reasonably may be requested by Buyer to evidence consummation of this Agreement and the transaction contemplated hereby.

9.2 Buyer’s Performance at Closing. On the Closing Date at the Closing Place, Buyer will execute and deliver or cause to be delivered to Seller:

9.2.1 The monies payable as set forth in Section 3.1.1 by wire transfer of federal funds;

9.2.2 An opinion of Buyer’s counsel dated as of the Closing Date substantially in the form of Exhibit C;

9.2.3 Copies of resolutions of the Boards of Directors of LBI Media, LBI and LBI Sub, in each case certified by its Secretary, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, and the transaction contemplated hereby and thereby;

9.2.4 A certificate, dated as of the Closing Date, executed by the Executive Vice President or Chief Financial Officer of LBI Media and Buyer, to the effect that (i) the representations and warranties of LBI Media and Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement; (ii) LBI Media and Buyer have each complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date; (iii) except for matters effecting the radio-broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to the knowledge of LBI Media and Buyer, threatened before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (iv) to the knowledge of LBI Media and Buyer, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting LBI Media or Buyer or any of their respective material assets or properties is pending, and neither LBI Media nor Buyer has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and (v) LBI Media and Buyer have each performed the requirements of this Section 9.2;

9.2.5 A writing evidencing the assumption by Buyer of each of the Assumed Contracts consistent with the provisions of this Agreement;

9.2.6 Written instructions to deliver the Escrow Deposit minus the Holdback to Seller executed by Buyer; and

9.2.7 Such other instruments, documents and certificates as reasonably may be requested by Seller to consummate this Agreement and the transaction contemplated hereby.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller. It is understood and agreed that LBI Media and Buyer do not assume and will not be obligated to pay any liability of Seller under the terms of this Agreement or otherwise and will not be obligated to perform any obligations of Seller of any kind or manner, except in connection with the Assumed Contracts and with respect thereto only to the extent such obligations arise subsequent to the consummation of the transaction contemplated hereby on the Closing Date. Seller hereby agrees to indemnify, defend and hold harmless LBI Media and Buyer, their successors and assigns, for a period of one year following the consummation of the purchase-and-sale transaction contemplated hereby on the Closing Date, from and against:

10.1.1 Any and all Damages, occasioned by, arising out of or resulting from the Purchased Assets or the ownership or operation of the Station prior to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to the Closing Date under any of the Assumed Contracts or otherwise with respect to Seller’s ownership and operation of the Station prior to the Closing Date; and

10.1.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment of any agreement on the part of Seller under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule, or other instrument furnished to LBI Media or Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby; provided that any breach of Section 7.7 shall be deemed material regardless of the cash value of such breach.

10.2 Indemnification by LBI Media and Buyer. LBI Media and Buyer agree to indemnify, defend and hold harmless Seller and its successors and assigns, for a period of one year following the consummation of the purchase-and-sale transaction contemplated hereby on the Closing Date from and against:

10.2.1 Any and all Damages occasioned by, arising out of or resulting from the operation of the Station on or subsequent to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed on or subsequent to the Closing Date under any of the Assumed Contracts or otherwise with respect to Buyer’s ownership and operation of the Station from and after the Closing Date; and

10.2.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment, of any agreement on the part of LBI Media or Buyer under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule or other instrument furnished to Seller pursuant to this Agreement or in connection with the transaction contemplated hereby; provided that any breach of Section 7.7 shall be deemed material regardless of the cash value of such breach.

10.3 Third-Party Claims. In the event of third-party claims, each Party (“Indemnified Party”) shall give written notice to the other Party (“Indemnifying Party”) as soon as practicable and in no event later than ten business days after the Indemnified Party has knowledge, or the discovery, of any facts that, in its opinion, entitle or may entitle it to indemnification under this Section 10.3. Seller, on the one hand, and LBI Media and Buyer, on the other, shall be considered a single Party for purposes of this Section 10.3. However, failure to give such notice will not preclude the Indemnified Party from seeking indemnification hereunder, unless, and to the extent that, such failure adversely affects to a material degree the Indemnifying Party’s ability to defend against such a claim. The Indemnifying Party will promptly defend such a claim by counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld. The Indemnified Party may appear at any proceeding, at its own cost, by counsel of its own choosing and will otherwise reasonably cooperate in the defense of such claim, provided that the Indemnifying Party shall promptly reimburse the Indemnified Party all reasonable costs, expenses and attorneys’ fees incurred in the course of cooperating in the defense of such claim. The Indemnifying Party shall be responsible for all costs and expenses of any settlement. If the Indemnifying Party, within ten business days after notice of a claim, fails to defend the Indemnified Party, the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Anything in this Section to the contrary notwithstanding:

10.3.1 If LBI Media or Buyer is the Indemnified Party and in the reasonable judgment of LBI Media or Buyer there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party or its continued operation of the Station, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim, and the Indemnifying Party will cooperate with the Indemnified Party;

10.3.2 If the facts giving rise to indemnification hereunder involve a possible claim by the Indemnified Party against a third party, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; and

10.3.3 The Indemnifying Party will not, without the consent of the Indemnified Party, enter into or settle or compromise any claim or consent to any entry of judgment which (i) in the reasonable judgment of LBI Media or Buyer may materially and adversely affect LBI Media or Buyer or their continued operation of the Station, and (ii) does not include as an unconditional provision thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and complete release from all liability in respect to such claim.

10.4 Holdback. LBI Media and Buyer shall be entitled to receive any amounts owing by Seller to LBI Media or Buyer pursuant to this Agreement (including Article X hereof) and documents related hereto from the Holdback and Seller agrees to promptly give the Escrow Agent written instructions to immediately release such amounts from the Holdback to LBI Media. Buyer agrees to promptly give the Escrow Agent written instructions to immediately release the amounts as determined by Section 3.1.4(c) in this Agreement to the extent Seller is entitled to receive such amounts.

10.5 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any Schedule or Exhibit, or in any certificate or other instrument delivered pursuant to this Agreement, will survive the consummation of the purchase-and-sale transaction contemplated by this Agreement on the Closing Date for a period of one year; provided that, if a claim or notice is given under this Article X or otherwise with respect to any such representation and warranty prior to such expiration date, such claim shall continue (and such representation and warranty shall survive) indefinitely until such claim is finally resolved.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Notices. All notices, demands and requests, required or permitted to be given under the provisions of this Agreement shall be in writing and will be deemed duly given if it is received on a business day by facsimile at the facsimile numbers below and a telephone notification is provided by the sending Party to the receiving Party at the time of the facsimile that such notice is about to be sent (it being understood that a voice mail left on answering machines shall be deemed to satisfy the requirement for such telephone notification):

If to Seller:

Richard Witkovski

A.M. & P.M. Broadcasters, LLC

5946 Club Oaks Drive

Dallas, Texas 75248

Phone: 972 931 6055

Fax: 972 931 9141

Copy (which shall not, by itself, constitute notice) to:

Trust.Law.Firm, P.C.

1201 Elm Street, Suite 5270

Dallas, Texas 75270

Attn: Alan S. Trust

Phone: 214 720-0632

Fax: 214 720-0636

If to LBI Media or Buyer:

Mr. Lenard D. Liberman

Executive Vice President

LBI Media

1845 Empire Avenue

Burbank, California 91504

Phone: BOTH (818) 563-5722 and

  (281) 493-2900

Fax: BOTH (818) 558-4244 and

    (281)759-3963

Copy (which shall not, by itself, constitute notice) to:

Joseph K. Kim, Esq.

O’Melveny & Myers LLP

400 South Hope Street, 15th Floor

Los Angeles, California 90071

Phone: (213) 430-6000

Fax: (213) 430-6407

or any other such facsimile numbers, telephone numbers and addresses as any Party may from time to time supply in writing to the other Parties.

11.2 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Agreement will not be assignable by a Party without the prior written consent of all of LBI Media, Buyer and Seller; provided, however, that LBI Media and Buyer may assign their rights and obligations hereunder without Seller’s consent to any party owned, directly or indirectly, by LBI Media (provided that such entity is financially qualified to close the transaction and such assignment does not delay the Closing Date), and provided that LBI Media and Buyer may assign their rights hereunder, without Seller’s consent, to any of their lenders (provided that such assignment to such lenders does not violate the Communications Act and does not delay the Closing Date).

11.3 Public Announcements. LBI Media and Buyer, on the one hand, and Seller on the other, will consult with, and obtain the approval of (such approval not to be unreasonably withheld or delayed), each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement. None shall issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities

Dealers, Inc or disclosures to advisors and financing sources of each Party and disclosures required in connection with FCC approvals or under financing documents or as required by any national securities exchange or the Securities and Exchange Commission.

11.4 Other Documents. The Parties will execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

11.5 Appendices. All Schedules and Exhibits are deemed to be part of this Agreement and are incorporated, where applicable, as if fully set forth herein. Whenever, by the terms of this Agreement or any subsequent agreement of the Parties, any additions or deletions are made to the Purchased Assets shown on the Schedules, the Schedules affected shall be deemed to be appropriately modified to reflect those changes.

11.6 Attorneys’ Fees. Each party hereto agrees that, in the event of any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, expenses and costs.

11.7 Construction. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Texas.

11.8 Arbitration. Any dispute, controversy or other matters as to which the Parties disagree arising out of, relating to or in connection with the provisions of this Agreement or the interpretation, breach or alleged breach hereof shall be settled and decided by arbitration conducted by the Judicial Arbitration and Mediation Service (“JAMS”), subject to the following:

11.8.1 Any arbitration as set forth above shall be held and conducted in Dallas, Texas before one arbitrator who shall be selected by mutual agreement of the parties. If agreement is not reached on the selection of the arbitrator within 30 days after commencement of an arbitration by (i) submission of a matter to the JAMS in accordance with its Commercial Arbitration Rules and (ii) notice to the other party of the initiating party’s intention to arbitrate, then such arbitrator shall be appointed by the presiding judge of the appropriate Dallas, Texas court.

11.8.2 The arbitrator appointed must be a former or retired judge, or an attorney with at least 15 years experience in the broadcast radio industry.

11.8.3 The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise.

11.8.4 The dispute shall be heard in accordance with the rules and procedures of JAMS and the arbitrator’s decision and award shall be final and binding.

11.8.5 Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

11.8.6 Any Party may initiate an arbitration proceeding under this Section 11.8 by written notice to the other Party of its intention to arbitrate, specifying the dispute or controversy to be arbitrated, the amount involved and the remedy sought, and by filing with the Dallas, Texas office of the JAMS a copy of said notice together with a copy of this Agreement and the fee specified in the JAMS fee schedule. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations.

11.8.7 This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

11.8.8 Notwithstanding anything contained in this Agreement elsewhere to the contrary, and unless modified by the arbitrator upon a showing of good cause, the arbitration shall proceed upon the following schedule: (i) within 30 days from the service of the notice of the request to arbitrate, the parties shall select the arbitrator; (ii) within 30 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (iii) all discovery shall be completed within four months following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than 30 days after the decision on all pre-arbitration motions but in any event no later than six months following the service of the notice of arbitration; and (vi) the arbitrator shall render his written decision within 30 days following the submission of the matter.

11.8.9 Any monetary award of the arbitrator may include interest at the highest prime rate, as published in the Wall Street Journal, plus two percent, which interest shall accrue from the date the claim, dispute or other matter in question was rightfully due and payable under this agreement until the date the award is paid to the prevailing party.

11.8.10 No provision of this Section 11.8 shall limit the right of any Party to this Agreement to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of such remedy does not waive the right of any party to resort to arbitration.

11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.10 Headings. The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only. They in no respect define, limit or describe the scope of this Agreement or the intent of any Section.

11.11 Entire Agreement. This Agreement, the Escrow Agreement, and all Schedules and Exhibits hereto and thereto; and all agreements, certificates and instruments delivered by the Parties pursuant to the terms of this Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersede all prior negotiations and agreements between the Parties, including the Letter of Intent, and can be amended, supplemented, waived or changed only by an amendment in writing which makes specific reference to this Agreement or the amendment, as the case may be, and which is signed by the Party against whom enforcement of any such amendment, supplement, waiver or modification is sought.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers on the day and year first above written.

A.M. & P.M. BROADCASTERS, LLC

	By:	/s/ Richard E. Witkovski

LBI MEDIA, INC.

	By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President

LIBERMAN BROADCASTING OF DALLAS, INC.

	By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President

and

LIBERMAN BROADCASTING OF DALLAS LICENSE CORP.

	By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President